LAZARD APPOINTS KATHY ELSESSER TO ITS BOARD OF DIRECTORS

Strengthens leadership as Lazard builds on expanding momentum in its Financial Advisory business

Reflects ongoing succession planning with appreciation for Andrew M. Alper's service

NEW YORK, July 7, 2026 – Lazard, Inc. (NYSE: LAZ) today announced that Kathy Elsesser has been appointed to its Board of Directors, effective today. Ms. Elsesser, who also serves on TPG’s Board of Directors, is a retired Partner and former Global Chair of the Consumer Retail and Healthcare Groups in the Investment Banking Division of Goldman Sachs. Ms. Elsesser succeeds Andrew M. Alper, who has retired from Lazard’s Board after more than 13 years of distinguished service.

“We are thrilled to welcome Kathy to our Board as we build on the expanding momentum in our Financial Advisory business and execute our Lazard 2030 strategy. Kathy’s expertise as a trusted advisor to many of the world's leading companies will be instrumental as Lazard continues to evolve for future growth,” said Peter R. Orszag, CEO and Chairman. “I also want to thank Andy for his leadership and steady counsel over more than a decade. Andy’s distinguished service and Kathy's appointment demonstrate the caliber of talent Lazard continues to attract.”

“Clients value expertise that considers the broader economic and geopolitical landscape and draws on a wide array of public and private capital solutions, and Lazard is uniquely positioned to deliver that,” said Ms. Elsesser. “The firm has made remarkable progress under Peter’s leadership, building on its legacy while transforming for future growth, and I am honored to join the Board and help advance Lazard’s long-term strategy during this pivotal time.”

Ms. Elsesser retired from the Goldman Sachs Partnership in 2023, where she spent more than three decades advising chief executives, founders, entrepreneurs, and corporate boards on complex strategic transactions, and continued as a Senior Advisor to the firm through January 2025. Ms. Elsesser has taken on governance and advisory roles across the corporate and nonprofit sectors. In January 2025, she was appointed to the Board of Directors of TPG Inc., the global alternative asset management firm. She is also a member of the Board of Trustees and Audit Chair of Sesame Workshop. Ms. Elsesser received a Bachelor of Arts from Boston College and an MBA from the Kellogg School of Management at Northwestern University.

“Kathy brings decades of investment banking and finance expertise that further strengthens our Board and its governance,” said Dan Schulman, Lead Independent Director of Lazard’s Board. “Her global experience advising boards and executives on strategic transactions brings a perspective that will be valuable in guiding Lazard’s continued evolution. On behalf of the Board, we are grateful for Andy's longstanding service, and we welcome Kathy to Lazard.”

“It has been a privilege to serve on Lazard’s Board of Directors as the firm has navigated a rapidly evolving industry with integrity and purpose,” said Mr. Alper. “I have full confidence in the firm’s commitment to achieving its future ambitions, and I am delighted that Kathy is joining to help guide the path ahead.”

About Lazard
Founded in 1848, Lazard is the preeminent financial advisory and asset management firm, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. Lazard is listed on the New York Stock Exchange as Lazard, Inc. under the ticker LAZ. For more information, please visit Lazard.com and follow Lazard on LinkedIn.

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Media Contacts	Investor Contact

Shannon Houston, +1 212-632-6880	William Murdock, +1 212-632-1564
shannon.houston@lazard.com	William.Murdock@lazard.com

Jessica Francisco, +1 212-632-6571
jessica.francisco@lazard.com